Contact:   Paul Coghlan                             5:00 EST
           Vice President, Finance                  Monday, February 9, 2004
           (408) 432-1900                           US1


LINEAR TECHNOLOGY ANNOUNCES INCREASE IN MARCH QUARTER GUIDANCE


         Milpitas, California, February 9, 2004, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that the strong demand for its products that the Company discussed in connection with its announcement of its December quarter results has accelerated during the March quarter. Consequently, should these current trends continue, the Company expects to grow both sales and profits in the March quarter approximately 10% sequentially from the December quarter. This is an increase over the 7% to 8% sequential growth guidance previously given.

         The foregoing statements regarding demand for the Company's products and anticipated growth for the March quarter are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as world economic conditions, new orders received and shipped during the quarter, the continuing availability of existing operating facilities and the absence of any unexpected significant changes in operating expenses.

         The Company refers investors to its public disclosures including the risk factor disclosure continued therein, pertaining to its recently concluded December quarter. A press release was issued on January 13, 2004. A conference call was webcasted on January 14, 2004. An archive of the webcast is available at www.linear.com and www.streetevents.com. A Form 10Q for the quarter ended December 28, 2003 was filed with the Securities and Exchange Commission on February 6, 2004.

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         Linear Technology  Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits.  Linear Technology products include
high  performance  amplifiers,   comparators,  voltage  references,   monolithic
filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology's high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals,
video/multimedia,   industrial  instrumentation,  security  monitoring  devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

         For  further  information  contact  Paul  Coghlan at Linear  Technology
Corporation,   1630  McCarthy  Blvd.,  Milpitas,  California  95035-7417,  (408)
432-1900.